UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 4, 2013

Monarch Casino & Resort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (775) 335-4600

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

Monarch Casino and Resort, Inc. (the “Company”) will change the name of its Riviera Black Hawk casino, located in Black Hawk, Colorado, to Monarch Casino Black Hawk (the “Black Hawk Casino”).  The name change will be completed before October 26, 2013 as required by the definitive stock purchase agreement between the Company, Riviera Operating Corporation (“ROC”) and ROC’s parent company, Riviera Holdings Corporation.

The name change is an important component of the Company’s master plan to convert its Black Hawk casino into a resort.  As previously announced on April 10, 2013, the Black Hawk City Council approved the Company’s Planned Unit Development (“PUD”) master plan application to rezone the Company’s two Black Hawk land parcels (collectively, the “Site”).  The Black Hawk Casino is located on one of the parcels and the other parcel is undeveloped.  The PUD, subject to certain conditions, allows for the master planned resort development of an expanded casino, a new hotel tower, a new parking structure and other associated ancillary uses on the Site.

Specifically, the PUD allows for a 335 foot hotel tower with 507 guest rooms and suites, a resort quality spa and pool facility, an approximate doubling of the existing casino space, four restaurants, additional bars, associated support facilities and a new ten story parking structure, that together with other facility parking, provides 1,551 parking spaces.

Among other conditions, the PUD is subject to Black Hawk City Council approval of a Site Development Plan and Certificates of Appropriateness for the construction of the Site improvements, demolition of the existing parking garage and the renovation of the exterior of the existing casino.

About Monarch Casino & Resort, Inc. (NASDAQ: MCRI):

Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Riviera Black Hawk Casino in Black Hawk, Colorado.  Black Hawk is approximately 40 miles west of Denver.  For additional information on Monarch, visit Monarch’s website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972.  For more Atlantis Casino Resort Spa information, please visit www.atlantiscasino.com or call 800.723.6500. Also see Atlantis on Facebook, www.facebook.com/AtlantisCasinoResortSpa, or on Twitter at @AtlantisCasino.

The Riviera Black Hawk Casino, which opened in 2000, is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 32,000 square feet of casino space, approximately 700 slot machines, 10 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces.  Monarch owns a 1.5 acre land parcel contiguous to the Riviera Black Hawk Casino which is zoned for gaming and is included in the city approved master planned expansion.  For more Riviera Black Hawk information, please visit www.rivierablackhawk.com or call 303.582.1000.  Also see Riviera Black Hawk on Facebook, www.facebook.com/RivieraCasino or on Twitter at @RivieraCasino.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.

Date: October 7, 2013	/s/ Ronald Rowan
Ronald Rowan Chief Financial Officer